UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2010

Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

914 N Jefferson Street, Springdale, Arkansas	72764
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (479) 756-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Effective May 12, 2010, Advanced Environmental Recycling Technologies, Inc. (AERT) entered into an exclusive agreement with BlueLinx Corporation (BlueLinx) for the distribution of AERT manufactured ChoiceDek® decking and accessories to Lowe’s home improvement warehouses throughout the U.S. BlueLinx will be replacing Weyerhaeuser Company as the exclusive distributor of ChoiceDek® products. Terms of the BlueLinx agreement are similar to those in our previous Weyerhaeuser agreement. There will be some overlap of the agreements with the Weyerhaeuser agreement phasing out on or about July 2, 2010.

     Sales to BlueLinx will be on a bill and hold basis that qualifies for revenue recognition pursuant to accounting principles generally accepted in the United States. AERT is required to maintain insurance on the inventory it holds for BlueLinx. There is no termination date for the agreement, but either party can terminate the agreement with 180 days notice. In conjunction with the execution of the BlueLinx agreement, AERT entered into an agreement with Weyerhaeuser for the assignment of certain trademarks and copyrights by Weyerhaeuser to AERT on May 1, 2013 upon the satisfaction of certain conditions. Until that time, AERT will continue to operate under a trademark and copyright license with Weyerhaeuser.

     On May 14, 2010, AERT, Inc. issued a press release announcing its agreement with BlueLinx. The press release is included as an exhibit to this Form 8-K filing.

Item 9.01. Financial Statements and Exhibits.

99.1	Press release issued May 14, 2010 announcing its agreement with BlueLinx.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Environmental Recycling Technologies, Inc. (Registrant)
May 18, 2010 (Date)	/s/ JOE BROOKS Joe Brooks Chairman and Chief Executive Officer

Exhibit Index
99.1	Press release dated May 14, 2010